Exhibit 4 (o)

March 1, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Subject:	General Electric Capital Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2004 - File No. 1-6461

Dear Sirs:

Neither General Electric Capital Corporation (the “Corporation”) nor any of its subsidiaries has outstanding any instrument with respect to its long-term debt that is not registered or filed with the Commission and under which the total amount of securities authorized exceeds 10% of the total assets of the registrant and its subsidiaries on a consolidated basis. In accordance with paragraph (b) (4) (iii) of Item 601 of Regulation S-K (17 CFR §229.601), the Corporation hereby agrees to furnish to the Securities and Exchange Commission, upon request, a copy of each instrument which defines the rights of holders of such long-term debt.

Very truly yours, GENERAL ELECTRIC CAPITAL CORPORATION
By:	/s/ James A. Parke
James A. Parke Vice Chairman and Chief Financial Officer